Exhibit 99.1

October 21, 2008                                                                                                                     FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES FOURTH QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today announced its results for the fourth quarter and fiscal year ended September 30, 2008.
“While we have successfully avoided almost all of the carnage suffered by the larger firms in the financial services sector through abstaining from participating in subprime mortgages, credit default swaps and high leverage, the fallout has definitely affected us,” stated Chairman and CEO Thomas A. James.
“Market losses have reduced retail client activity and asset-based fees. Initial public offerings and other new issue activity have largely disappeared. Trading results have suffered as prices have gyrated irrationally. For example, municipal bonds have declined to prices that might provide higher yields than equivalent taxable bonds. The conditions have even impacted the availability of normal credit lines for a business as sound as ours. The unsecured line to Raymond James Financial was cut in half to $100 million when extended. Fortunately, we have sufficient funding and are in the process of obtaining additional lines currently, but additional funds could be utilized opportunistically in these conditions,” James continued. (For additional information see the footnotes to the financials herewith.)
“Not surprisingly, the September quarter’s net revenues are flat with last year and down 7 percent from the June quarter. Commissions and fees are down 2 percent from last year’s quarter and 7 percent from the preceding quarter. Investment banking revenues are off 39 percent from last year’s comparable quarter. Finally, net income was down 22 percent to $49 million or $0.41 per share diluted. That decline was magnified by a higher-than-normal 41 percent tax rate resulting from declines in the market value of the securities in our company- and bank-owned life insurance programs. Although that might be disappointing to analysts, I’m actually pleased that our results were that good in light of the devastation in the financial sector,” said James.
“The same conclusion applies to our results for the 2008 fiscal year that ended in September. While net revenues grew 8 percent to $2.8 billion, as the year progressed, and conditions worsened in the financial sector as well as the general economy, revenues slowed. Nonetheless, net income only declined 6 percent from last year’s record to $235 million or $1.97 per share diluted. Essentially, strongly positive net recruiting results, good relative performance in asset management, vibrant growth in institutional commissions and superb results in Raymond James Bank, in spite of turbulent conditions, buoyed operations.
“The market’s volatile behavior continued into October but there are signs that the equities markets are making a bottom even though the general economy and the financial markets could experience weakness for the next six to 12 months. After they have time to work, the intervention by the Treasury and Federal Reserve Board should stabilize the credit markets. In fact, there should be a respite from the initiation of additional programs until the stabilization program has time to work in conjunction with lower energy and other commodity costs,” James continued.
“Traumatic times test a company’s strategic business plan, and the quality and soundness of its operational platform. In fact, our recruiting activity has never been more active and opportunities abound for an organization that is well-capitalized and well-run. Raymond James has proven its ability to withstand adversity and is poised to participate in the recovery, which should take place in the second half of 2009.”
The company will conduct its quarterly conference call Wednesday, October 22, at 8:15 a.m. EDT. The telephone number is 877-777-1971. The call will also be available on demand on the company’s website, raymondjames.com, under “About Our Company,” “Investor Relations,” “Financial Reports,” “Quarterly Analyst Conference Call.” The subjects to be covered may also include forward-looking information. Questions may be posed to management by participants on the call, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,000 financial advisors serving approximately 1.8 million accounts in more than 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $187 billion, of which $33 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, loan reserves/losses, financial results, anticipated results of litigation and regulatory proceedings, federal government assistance programs for financial institutions and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K and quarterly report for the quarter ended June 30, 2008 on Form 10-Q, which are available on raymondjames.com and sec.gov.

October 21, 2008                                                                                                                     Raymond James Financial, Inc.

Raymond James Financial, Inc.
Unaudited Report
For the periods ended September 30, 2008
(all data in thousands, except per share earnings)

	Fourth Quarter			Fiscal Year
	2008	2007	% Change	2008	2007	% Change
Total revenues	$759,859	$838,926	(9%)	$3,204,932	$3,109,579	3%
Net revenues	693,165	691,636	0%	2,812,703	2,609,915	8%
Net income	49,108	62,967	(22%)	235,078	250,430	(6%)

Net income per share - diluted	0.41	0.53	(23%)	1.97	2.11	(7%)

Weighted average common
and common equivalent shares
outstanding - diluted	119,009	119,743		119,059	118,693

	Balance Sheet Data[1]

	September	September
	2008	2007
Total assets	$ 20.7 bil.[2]	$ 16.3 bil.
Shareholders' equity	$1,884 mil.	$1,758 mil.
Book value per share	$16.18	$15.07

1 Raymond James Financial, Inc. recently extended its 364-day, unsecured revolving credit agreement. The extended and fully drawn revolver entered into with four commercial banks provides for a $100 million facility that expires on January 8, 2009, unless modified or renewed. The extended facility amortizes 25% after one month, another 25% after two months, and the remaining 50% at the maturity date. The Company has sufficient liquidity to meet its operating needs, despite occasional instances of banks refusing to lend overnight under uncommitted lines. In the current market environment, the Company believes that increased liquidity and capital resources will permit it to take advantages of opportunities that may arise. Such opportunities include acquisitions and the potential for increased recruiting of financial professionals. Consequently, it is endeavoring to increase the amount of its committed revolver and/or, add term debt. The Company also is exploring whether it may avail itself of the financing programs recently announced by the Treasury, the Federal Reserve and the FDIC.
At the subsidiary level, as previously reported, Raymond James & Associates, Inc. (“RJA”), the Company’s full service broker-dealer, has in place two committed, secured inventory financing lines totaling $150 million, each with a commercial bank, as well as $435 million of uncommitted, secured and unsecured lines with several commercial banks. RJA is negotiating with several commercial banks for additional committed, secured bank lines. RJA recently put into place a tri-party repurchase arrangement with Raymond James Bank, F.S.B. (“RJBank”) under which RJA could finance its securities inventory in an amount not exceeding ten percent of  RJBank’s regulatory capital, or approximately $78 million of financing under normal regulatory limits. RJBank has been granted a temporary exemption from that limit by the Office of Thrift Supervision (an exemption that parallels one granted by the Federal Reserve Board to member banks) permitting it to finance up to $300 million of eligible securities for RJA until January 30, 2009. To date, RJA has not needed to employ any repurchase agreement financing with RJBank.

2 Total assets include $1.9 billion in cash, offset by an equal amount in overnight borrowing to meet point-in-time regulatory balance sheet composition requirements related to RJBank’s qualifying as a thrift institution. Please see detailed discussion in supplemental RJBank disclosures.
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October 21, 2008                                                                                                           Raymond James Financial, Inc.

	Management Data
	Quarter Ended		YTD
	September	September	June	September	September
	2008	2007	2008	2008	2007
Total financial advisors:
United States	4,548	4,336	4,453	4,548	4,336
Canada	408	341	374	408	341
United Kingdom	89	81	86	89	81

# Lead managed/co-managed:

Corporate public
offerings in U.S.	15	9	17	60	78
Corporate public
offerings in Canada	2	6	7	22	30

Financial assets
under management	$33.3 bil.	$37.1 bil.	$35.8 bil.	$33.3 bil.	$37.1 bil.

Client Assets	$ 187 bil.	$ 215 bil.	$ 212 bil.	$ 187 bil.	$ 215 bil.
Client Margin Balances	$1,571 mil.	$1,526 mil.	$1,675 mil.	$1,571 mil.	$1,526 mil.

	Quarter Ended		Year Ended
	Sept 30,	Sept 30,	Sept 30,	Sept 30,
	2008	2007	2008	2007
Revenues:
Private Client Group	$ 461,421	$ 516,330	$1,950,292	$1,938,154
Capital Markets	119,998	132,990	506,007	506,498
Asset Management	57,102	61,223	236,928	234,875
RJBank	101,359	93,572	405,304	279,572
Emerging Markets	8,284	15,957	41,269	59,083
Stock Loan/Borrow	7,828	19,401	36,843	68,685
Proprietary Capital	4,300	(3,637)	22,775	8,280
Other	(433)	3,090	5,514	14,432
Total	$ 759,859	$ 838,926	$3,204,932	$3,109,579

Income Before Provision for Income Taxes:
Private Client Group	$ 34,218	$ 58,337	$ 177,696	$ 219,864
Capital Markets	8,447	15,944	50,169	68,966
Asset Management	13,815	13,997	58,865	60,517
RJBank	33,660	2,043	112,282	27,005
Emerging Markets	(1,642)	1,966	(3,260)	3,640
Stock Loan/Borrow	2,207	2,008	7,034	5,003
Proprietary Capital	2,778	(1,040)	7,341	3,577
Other	(10,322)	2,350	(23,273)	3,652
Pre-Tax Income	$ 83,161	$ 95,605	$ 386,854	$ 392,224

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October 21, 2008                                                                                                           Raymond James Financial, Inc.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	Sept 30,	Sept 30,	%	June 30,	%
	2008	2007	Change	2008	Change
Revenues:
Securities commissions and fees	$ 451,418	$ 459,513	(2%)	$ 483,225	(7%)
Investment banking	36,739	60,432	(39%)	36,236	1%
Investment advisory fees	51,062	53,589	(5%)	51,492	(1%)
Interest	162,864	212,265	(23%)	156,935	4%
Net trading profits	(6,947)	42	(16,640%)	11,100	(163%)
Financial service fees	33,057	33,531	(1%)	31,774	4%
Other	31,666	19,554	62%	37,986	(17%)

Total Revenues	759,859	838,926	(9%)	808,748	(6%)
Interest Expense	66,694	147,290	(55%)	66,724	0%
Net Revenues	693,165	691,636	0%	742,024	(7%)

Non-Interest Expenses:
Compensation, commissions
and benefits	471,977	466,828	1%	490,479	(4%)
Communications and information
processing	30,438	31,081	(2%)	30,899	(1%)
Occupancy and equipment costs	26,013	20,032	30%	26,102	0%
Clearance and floor brokerage	7,698	8,084	(5%)	7,969	(3%)
Business development	25,620	21,815	17%	24,527	4%
Investment advisory fees	12,274	12,837	(4%)	12,997	(6%)
Other	37,186	39,735	(6%)	34,358	8%
Total Non-Interest Expenses	611,206	600,412	2%	627,331	(3%)

Minority Interest	(1,202)	(4,381)	73%	(425)	(183%)

Income before provision
for income taxes	83,161	95,605	(13%)	115,118	(28%)
Provision for income taxes	34,053	32,638	4%	45,180	(25%)

Net Income	$ 49,108	$ 62,967	(22%)	$ 69,938	(30%)
Net Income per share-basic	$ 0.42	$ 0.54	(22%)	$ 0.60	(30%)
Net Income per share-diluted	$ 0.41	$ 0.53	(23%)	$ 0.59	(31%)
Weighted average common shares
outstanding-basic	115,973	116,440		115,633
Weighted average common
and common equivalent
shares outstanding-diluted	119,009	119,743		118,272

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October 21, 2008                                                                                                           Raymond James Financial, Inc.

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Year-to-Date
(in thousands, except per share amounts)
	Twelve Months Ended
	Sept 30,	Sept 30,	%
	2008	2007	Change
Revenues:
Securities commissions and fees	$ 1,888,745	$ 1,740,717	9%
Investment banking	124,062	192,114	(35%)
Investment advisory fees	212,478	206,076	3%
Interest	724,063	726,992	0%
Net trading profits	(1,691)	16,476	(110%)
Financial service fees	130,569	125,214	4%
Other	126,706	101,990	24%

Total Revenues	3,204,932	3,109,579	3%
Interest Expense	392,229	499,664	(22%)
Net Revenues	2,812,703	2,609,915	8%

Non-Interest Expenses:
Compensation, commissions and benefits	1,906,366	1,766,690	8%
Communications and information processing	123,578	114,161	8%
Occupancy and equipment costs	97,613	79,881	22%
Clearance and floor brokerage	31,346	30,746	2%
Business development	95,750	88,067	9%
Investment advisory fees	50,764	47,452	7%
Other	124,738	100,421	24%
Total Non-Interest Expenses	2,430,155	2,227,418	9%

Minority Interest	(4,306)	(9,727)	56%

Income before provision for income taxes	386,854	392,224	(1%)
Provision for income taxes	151,776	141,794	7%

Net Income	$ 235,078	$ 250,430	(6%)
Net Income per share-basic	$ 2.02	$ 2.17	(7%)
Net Income per share-diluted	$ 1.97	$ 2.11	(7%)
Weighted average common shares
outstanding-basic	116,383	115,608
Weighted average common and common
equivalent shares outstanding-diluted	119,059	118,693

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October 21, 2008                                                                                                           Raymond James Financial, Inc.

RAYMOND JAMES BANK

Raymond James Bank, FSB (RJBank) is a federally chartered savings bank, regulated by the Office of Thrift Supervision, which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of Raymond James Financial, Inc. (RJF) broker-dealer subsidiaries and to the general public. RJBank also purchases residential whole loan packages to hold for investment and is active in bank participations and corporate loan syndications. RJBank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. RJBank’s deposits consist predominately of cash balances swept from the client investment accounts carried by Raymond James & Associates, Inc. in the Raymond James Bank Deposit Program (RJBDP). In all periods presented, RJBank was categorized as “well capitalized” under the bank regulatory framework. The most recent regulatory examination was as of March 31, 2008.

On September 30, 2008, RJBank had advances outstanding at the Federal Home Loan Bank (FHLB) of Atlanta of $1.95 billion, which included $1.9 billion in overnight borrowing to meet point-in-time regulatory balance sheet composition requirements related to RJBank’s qualifying as a thrift institution. The latter action was communicated well in advance with the Office of Thrift Supervision. These borrowed funds were invested in qualifying accounts at the FHLB and the necessary qualification was met. Prior to the advance, RJF infused $120 million additional capital into RJBank to ensure RJBank retained its “well capitalized” status as of September 30, 2008, under bank regulatory capital guidelines. After the advance was repaid on October 1, 2008, RJBank made a return of capital distribution of $60 million back to RJF on October 2, 2008, to return a portion of the excess capital above the amount necessary to meet all regulatory capital requirements for “well capitalized” status. September 30, 2008 results are presented on the following page, along with adjusted results excluding the borrowing and capital returned to RJF, if materially impacted.

Corporate Loan Portfolio
RJBank's corporate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. Approximately 90% of loan outstandings are participations in Shared National Credits agented by approximately 30 different financial institutions with whom RJBank has a relationship. RJBank is sometimes involved in the initial syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. Regardless of the source, all loans are independently underwritten to RJBank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff. Approximately one-third of the corporate borrowers have a capital markets relationship with Raymond James. More than half of RJBank's corporate borrowers are public companies and nearly two-thirds have annual EBITDA greater than $50 million. RJBank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis to very creditworthy borrowers. There are no subordinated loans or mezzanine financings in the corporate loan portfolio. RJBank has experienced some credit quality deterioration primarily in corporate credits associated with the Residential Acquisition and Development/Homebuilder industry. Four credits in this industry segment account for approximately $35.7 million in nonaccrual loans and two of those credits contributed $6.3 million in net charge-offs for the quarter. Total loan outstandings and commitments in this industry segment are $98 million and $116 million, respectively (outstandings are approximately 1.0% of RJBank total assets). Committed exposures to this industry segment have been reduced by almost 40% over the past year. Along with undertaking an effort to reduce these existing exposures, RJBank has made no new loan commitments to this industry segment in the past year.

Residential Loan Portfolio
RJBank's residential loan portfolio consists primarily of first mortgage loans originated by RJBank via referrals from RJF Private Client Group financial advisors, and first mortgage loans purchased by RJBank originated by select large financial institutions. These purchased mortgage loans represent over 90% of RJBank's residential portfolio. All of RJBank's residential loans adhere to strict RJBank underwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the borrower, loan-to-value (LTV), and combined loan-to-value (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten with new credit information and valuations, if warranted, by RJBank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. Approximately 90% of the residential loans are fully documented loans to owner-occupant borrowers. More than three-fourths of RJBank's residential loan portfolio are adjustable rate mortgage (ARM) loans with interest-only payments based on a fixed rate for an initial period of the loan, typically 3-5 years, then become fully amortizing, subject to annual and lifetime interest rate caps. RJBank does not originate or purchase option ARM loans with negative amortization, reverse mortgages, or other types of exotic loan products. Loans with deeply discounted teaser rates are not originated or purchased. Adjustable mortgage rate resets in the next six months are expected to be to rates similar to or lower than the current loan rates. RJBank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. All of RJBank’s first mortgage loans are serviced by the seller or by third party professional firms.

Investments and Securities Purchased Under Agreement to Resell
RJBank’s investment portfolio consists of mortgage securities, Federal Home Loan Bank stock and a very small Community Reinvestment Act investment. About 45 percent of the portfolio is invested in relatively short average-life floating rate securities issued by Ginnie Mae, Fannie Mae or Freddie Mac. Other than $17 million invested in securities rated less than “AAA,” the remainder of the mortgage-backed securities portfolio is comprised of “AAA” rated non-agency residential mortgage securities. These securities were purchased based on the underlying loan characteristics such as loan-to-value ratio, credit scores, property type, location and the current level of credit enhancement. Current characteristics of each security owned such as delinquency and foreclosure levels, credit enhancement, projected losses and coverage are reviewed monthly by management.

All mortgage securities are classified as Available for Sale and, although many securities are lower in fair value due to ongoing market disruptions that resulted in an aggregate pretax unrealized loss of $89 million, none other than two securities were considered to be other-than-temporarily impaired as of September 30, 2008. This is based on RJBank’s evaluation of the performance and underlying characteristics of the securities including the low levels of current and estimated credit losses relative to the level of credit enhancement, and RJBank’s consideration of its intent and ability to hold the securities for a period of time sufficient to allow for the anticipated recovery in the market value of the securities. RJBank determined that a second residential mortgage-backed security in the portfolio was other-than-temporarily impaired and recognized a loss of $2.0 million in other income for the three months ended September 30, 2008.

RJBank manages its cash position primarily through overnight deposits in the FHLB, or investments in repurchase agreements with the collateral held by third party custodians. Collateral for these repurchase agreements consists of agency-issued mortgage securities. Collateral backing these agreements is required to be a minimum of 102% of the principal amount. FHLBs are AAA-rated Govt. Sponsored Enterprises.
(continued)

$ in 000s UNAUDITED	Three Months	Three Months	Three Months	Three Months	Three Months
	Ending	Ending	Ending	Ending	Ending
	9/30/2008	6/30/2008	3/31/2008	12/31/2007[1]	9/30/2007[1]
Net Revenues	$66,313	$62,452	$48,929	$36,074	$29,550
Net Income	$21,372	$24,036	$15,680	$9,495	$1,646
Provision Expense to increase
Reserves for Loan Loss &
Unfunded Commitments	$19,822	$12,732	$12,558	$12,016	$19,085
Net Interest Margin
(% Earning Assets)	3.13%	3.09%	2.57%	2.18%	1.97%
Net Interest Spread
(IEA Yield - COF)	3.03%	2.98%	2.38%	1.91%	1.68%
Net Charge-offs in Quarter	$7,876	$ 5,003	$150	$586	$906

	As of	As of	As of	As of	As of
	9/30/2008	6/30/2008	3/31/2008	12/31/2007[1]	9/30/2007[1]
Total Assets	$11,356,939	$8,339,757	$8,299,105	$6,816,407	$6,311,983
Adjusted Total Assets[2]	$9,396,939
Total Loans, Net	$7,095,227	$6,680,362	$6,175,866	$5,653,503	$4,664,209
Total Deposits	$8,774,457	$7,746,139	$7,712,295	$6,208,862	$5,585,259
Raymond James Bank Deposit
Program Deposits (RJBDP)	$8,481,964	$7,470,645	$7,426,870	$5,930,094	$5,313,429
Available for Sale Securities,
at Market Value	$577,926	$619,153	$654,845	$568,982	$569,911
Change in Net Unrealized
Gain (Loss) on Available for
Sale Securities, Before Tax	($30,092)	$2,912	($54,386)	($4,490)	($2,162)
Total Capital	$633,155	$510,772	$484,899	$443,540	$366,927
Adjusted Total Capital[3]	$573,155
Corporate & Real Estate Loans[4]	$4,563,065	$4,201,874	$3,974,254	$3,466,735	$2,769,517
Retail/Residential Loans[5]	$2,620,314	$2,556,070	$2,271,831	$2,266,024	$1,942,662
Reserves for Loan Loss &
Unfunded Lending
Commitments	$97,318	$85,373	$77,644	$65,236	$53,806
Reserves for Loan Loss &
Unfunded Lending
Commitments (as % Loans)	1.35%	1.26%	1.24%	1.14%	1.15%
Total Nonaccrual Loans	$52,033[6]	$29,619	$9,375	$4,015	$1,391
Total Nonperforming Loans[7]
(as % Loans)	0.82%	0.54%	0.21%	0.11%	0.09%
Number of 1-4 Family
Residential Loans	6,470	6,353	5,810	5,860	5,394
Residential First Mortgage
Loan Weighted Average
LTV / FICO[8]	64% / 750	65% / 749	68% / 749	68% / 747	69% / 748
1-4 Family Mortgage	5.2% CA9	5.5% CA	4.9% CA	5.8% CA	5.5% CA
Geographic Concentration	3.3% NY9	3.3% NY	3.1% FL	3.7% FL	3.9% FL
(top 5 states, dollars	3.0% FL9	3.2% FL	2.4% NY	2.9% NY	1.9% NJ
outstanding as a	2.1% NJ9	2.3% NJ	2.3% NJ	2.9% NJ	1.9% NY
percent of total assets)	1.3% VA9	1.4% VA	1.3% VA	1.7% VA	1.8% VA
Number of Corporate Borrowers	253	238	222	201	175
Corporate Loan Industry	3.3% Telecom9	4.0% Consumer	3.4% Healthcare)	3.8% Healthcare	3.6% Media
Concentration		Products/Services	(excluding hospitals	(excluding hospitals)	Communications
(top 5 categories,	3.2% Retail Real	3.7% Healthcare	3.2% Telecom	3.3% Media	3.2% Industrial
	Estate 9	(excluding hospitals)		Communications	Manufacturing
dollars outstanding	3.2% Consumer	3.5% Telecom	3.1% Consumer	3.2% Consumer	3.1% Consumer
	Products/Services9		Products/Services	Products/Services	Products/Services
as a percent of total assets)	3.1% Industrial	3.4% Retail Real	3.1% Media	2.7% Retail Real	2.9% Gaming
	Manufacturing9	Estate	Communications	Estate
	3.0% Healthcare	3.2% Media	2.7% Industrial	2.5% Telecom	2.6% Retail Real
	(excluding	Communications	Manufacturing		Estate
	hospitals)9

1Data presented for all quarters utilizes the same format as used in the SEC filings. Some data presented previously was based on formats used by bank regulators. 2Data presents 9/30/08 total assets (non-GAAP) adjusted to exclude the $1.9 billion FHLB advance repaid on 10/1/08, and the $60 million return of capital to RJF on 10/2/08. See information on first page of RJBank supplement for additional information. 3Total capital (non-GAAP) adjusted for the $60 million return of capital to RJF on 10/2/08. 4Commercial, Real Estate Construction, and Commercial Real Estate Loans, net of unearned income and deferred expenses. 5Residential Mortgage and Consumer Loans, net of unearned income and deferred expenses. 6Non-Accrual Loans as of 9/30/08, consist of five corporate loans and 46 residential mortgage loans. 7Includes 90+ days Past Due plus Nonaccrual Loans. 8At origination. Small group of local loans representing less than 0.5% of residential portfolio excluded. Prior to 12/31/07 quarter, LTV/FICO averages presented are for Interest Only residential loans. 9Concentration ratios are presented as percent of Adjusted Total Assets (see note 2 above).

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.